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                                                                    EXHIBIT 23.1






                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



SPSS Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (nos. 333-57168 and 33-73120) of SPSS Inc. of our report dated March 19, 2003, relating to the statements of net assets available for benefits of the SPSS Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2002, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the SPSS Inc. Employee Stock Purchase Plan.




/s/ KPMG LLP



Chicago, Illinois
June 27, 2003